Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements Nos. 333-161849, 333-146321, 333-188622, 333-223534 and 333-253985 on Form S-8 of our report dated September 15, 2021, related to the consolidated financial statements of Topgolf International, Inc. as of January 3, 2021 and December 29, 2019 and for each of the years ended January 3, 2021, December 29, 2019 and December 30, 2018 appearing in this Current Report on Form 8-K of Callaway Golf Company.

/s/ Ernst & Young LLP

Dallas, Texas

September 15, 2021